Exhibit 4.8

MILLENNIAL MEDIA, INC.

FIRST AMENDMENT TO 2014 EQUITY INDUCEMENT PLAN

April 20, 2015

In accordance with Section 2 of the Millennial Media, Inc. 2014 Equity Inducement Plan  (the “Plan”), the Plan is hereby amended as follows:

Section 3(a) is hereby deleted in its entirety and replaced with the following:

“(a) Share Reserve.  Subject to Section 9(a) relating to Capitalization Adjustments, and the following sentence regarding the annual increase, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards will not exceed 9,500,000 shares (the “Share Reserve”).  For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan.  Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a).  Shares may be issued in connection with a merger or acquisition as permitted by NYSE Listed Company Manual Section 303A.08 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.”

This First Amendment to the Plan (this “Amendment”) constitutes an integral part of the Plan.  For all purposes of this Amendment, capitalized terms used herein without definition shall have the meanings specified in the Plan, as the Plan shall be in effect on the date hereof after giving effect to the Amendment.

This Amendment is executed pursuant to Section 2 of the Plan and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with all of the terms and provisions of the Plan.  Except as expressly amended or waived by the terms of this Amendment, the terms and conditions of the Plan shall remain unamended and unwaived.  The amendment set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be a waiver of, amendment or, consent to or modification of any other term or provision of any other document or of any transaction or further action on the part of the Company.

This Amendment shall be binding upon and inure to the benefit of the Company and its respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Amendment as of the date first written above.

MILLENNIAL MEDIA, INC.

/s/Ho Shin
Name: Ho Shin
Title: General Counsel, Chief Privacy Officer and Corporate Secretary

[Signature Page to Amendment to 2014 Equity Inducement Plan]